EXHIBIT 99.1

JRJR NETWORKS FILING UPDATE

For Immediate Release

(Dallas, TX, April 19, 2016) --

On April 15, 2016, JRjr33 Inc., doing business as JRJR Networks [NYSE MKT: JRJR], received a letter from NYSE MKT LLC (“the Exchange”) noting that it is not in compliance with the listing standards pertaining to the timing of SEC filings, as set forth in Sections 134 and 1101 of the NYSE MKT Company Guide (“the Company Guide”), because of a delay in filing its Annual Report on Form 10-K for the fiscal year ended 2015 (the “Form 10-K”).

“The Company primarily attributes the delay in filing the Form 10-K to working through several items, such as new personnel, a newly implemented Enterprise Resource Planning (ERP) system at a major subsidiary and obtaining reports from multiple international markets. We are working diligently with our independent auditors to provide all the necessary information, including finalization of all adjustments and supporting analysis, so they can complete the audit of financial statements for the fiscal year ended December 31, 2015. The Company has no disagreements with our auditors and we expect and intend to complete the filing of the Form 10-K at the earliest possible date, which we fully expect to be well in advance of the period allowed by the NYSE,” said Chris Brooks, JRJR Networks’ Chief Financial Officer.

To maintain its listing, the Company must submit a plan of compliance by May 16, 2016, addressing how it intends to regain compliance with Sections 134 and 1101 of the Company Guide by October 17, 2016. If the plan is accepted, the Company may be able to continue its listing but will be subject to periodic reviews by the Exchange. If the plan is not accepted or if it is accepted but the Company is not in compliance with the continued listing standards by October 17, 2016, or if the Company does not make progress consistent with the plan, the Exchange will initiate delisting procedures as appropriate. The Company’s management is addressing the deficiency and intends to submit a compliance plan before the deadline set by the Exchange.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology and include statements regarding the expected timing of the filing of the Form 10-K .  These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand leadership activities in support of our sales, our ability to continue to grow, and the other risks outlined under “Risk Factors” in our Annual Report on Form 10-K/A for its fiscal year ended December 31, 2014 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Media Contact: Russell Mack (russell.mack@jrjrnetworks.com)
Investor Relations: Tucker Gagen (tucker.gagen@jrjrnetworks.com)